EXHIBIT 10.10


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                               FIDELITY BANK PaSB
                          SALARY CONTINUATION AGREEMENT

         THIS AGREEMENT is made this 30th day of March, 1998, to be effective January 1, 1998, by and between FIDELITY BANCORP, INC., a Pennsylvania-chartered bank holding company (the "Corporation"), FIDELITY BANK PaSB, a State Stock Savings Bank located in Pittsburgh, Pennsylvania (the "Company") and MICHAEL A. MOONEY (the "Executive").


                                  INTRODUCTION


         To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.


AGREEMENT

         The Executive and the Company agree as follows:


                                    Article 1
                                   Definitions

         1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have themeanings specified:

                  1.1.1 "Change of Control" means that the Executive has been terminated within 12 months of a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any successor thereto; provided that, without limitations, such a change in control shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities, or (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by stockholders, of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

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                  1.1.2  "Code"  means the  lnternal  Revenue  Code of l986,  as amended.

                  1.1.3 "Disability" means, if the Executive is covered by a Company- sponsored disability policy, total disability as defined in such policy without regard to any waiting period. If the Executive is not covered by such a policy, Disability means the Executive suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Company, prevents the Executive from performing substantially all of the Executive's normal duties for the Company. As a condition to any benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company's Board of Directors deems appropriate.

                  1.1.4   "Early   Retirement   Age"  means  the  later  of  the
         Executive's 55th birthday or the Executive's age after completing fifteen (15) Years of Service.

                  1.1.5 "Early Retirement Date" means the month, day and year in which Early Retirement occurs.

                  1.1.6 "Early Termination" means the Termination of Employment before Early Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.

                  1.1.7 "Early Termination Date" means the month, day and year in which Early Termination occurs.

                  1.1.8 "Normal Retirement Age" means the Executive's 65th birthday.

                  1.1.9 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Employment.

                  1.1.10 "Plan Year" means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the effective date of this Agreement.

                  1.1.11   "Termination for Cause" See Section 5.2.

                  1.1.12 "Termination of Employment" means that the Executive ceases to be employed by the Company for any reason whatsoever other than by reason of a leave of absence which is approved by the Company. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of the Executive's Termination of Employment, the Company shall have the sole and absolute right to decide the dispute.

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                  1.1.13  "Year of  Service"  means each  computation  period of twelve consecutive months during which the Executive is employed on a full-time basis by the Company, inclusive of any approved leave of
         absence.   The  initial   computation  period  shall  commence  on  the
         Executive's date of employment and end twelve months thereafter.


                                    Article 2
                                Lifetime Benefits

         2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

                  2.1.1 Amount of Benefit. The annual benefit under this Section
         2.1 is $75,000 (Seventy-five Thousand Dollars). The Company's Board of Directors, in its sole discretion, may increase the benefit under this
         Section 2.1.1; however, any increase shall require the recalculation of Schedule A.

                  2.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following a period of sixty (60) days after the Executive's Normal Retirement Date and continuing for 179 additional months.

         2.2 Early Retirement Benefit. Upon Early Retirement, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

                  2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Early Retirement amount set forth in Schedule A for the Plan Year ending immediately prior to the Early Retirement Date.

                  2.2.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following a period of 60 days after said Termination of Employment and continuing for 179 months.

         2.3 Early Termination Benefit. If the Executive terminates employment prior to Early Retirement Age, other than by reason of death or Disability, the Executive will not be entitled to a benefit under this Agreement. However, the Company's Board of Directors, in its sole discretion, may provide a benefit to the Executive upon Early Termination.

         2.4 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

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                  2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the Disability amount set forth in Schedule A for the Plan Year ending immediately prior to the date in which Termination of Employment occurs.

                  2.4.2 Payment of Benefit. The Company shall pay the benefit to the Executive in a lump sum on the first day of the month following a period of ninety (90) days after said Termination of Employment.

         2.5 Change of Control Benefit. Upon a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.5 in lieu of any other benefit under this Agreement.

                  2.5.1 Amount of Benefit. The benefit under this Section 2.5 is the Change of Control amount set forth in Schedule A for the Plan Year ending immediately prior to the date in which Termination of Employment occurs.

                  2.5.2 Payment of Benefit. The Company shall pay the benefit to the Executive in a lump sum on the first day of the month following a period of sixty (60) days after said Termination of Employment.



                                    Article 3
                                 Death Benefits

         3.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the Lifetime Benefits of Article 2.

                  3.1.1 Amount of Benefit. The annual benefit under this Section
         3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.

                  3.1.2 Payment of Benefit. The Company shall pay the annual benefit to the beneficiary in 12 equal monthly installments payable on the first day of each month commencing with the month following a period of sixty (60) days after the Executive's death and continuing for 179 additional months.

         3.2 Death During Benefit Period. If the Executive dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

         3.3 Death Following Termination of Employment But Before Benefits Commence. If the Executive is entitled to benefits under this Agreement, but dies prior to receiving said benefits, the

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Company shall pay to the Executive's  beneficiary the same benefits, in the same manner, they would have been paid to the Executive had the Executive survived; however, said benefit payments will commence upon the Executive's death.


                                    Article 4
                                  Beneficiaries

         4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

         4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.


                                    Article 5
                               General Limitations

         Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement:

         5.1 Excess Parachute Payment. To the extent the benefit would create an excise tax under the excess parachute rules of Section 28OG of the Code.

         5.2 Termination for Cause. If the Company terminates the Executive's employment for:

                  5.2.1    Gross negligence or gross neglect of duties;

                  5.2.2 Commission of a felony or of a gross misdemeanor involving moral turpitude; or


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                  5.2.3 Fraud,  disloyalty,  dishonesty or willful  violation of any law or significant Company policy committed in connection with the Executive's employment and resulting in an adverse effect on the Company.

         5.3 Competition After Termination of Employment. No benefits shall be payable if the Executive, without the prior written consent of the Company, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 50 mile radius) of the business of the Company, which enterprise is, or may deemed to be, competitive with any business carried on by the Company as of the date of the Executive's retirement or Termination of Employment. This section shall not apply following a Change of Control.

         5.4 Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company. In addition to and not as limitation of the preceding, should the Company acquire a policy of insurance for the purpose of protecting the Company as to the financial risks incident to it entering into the Salary Continuation Agreement and the Executive has knowledge of such fact, no benefit shall be payable to the Executive hereunder in an amount that would exceed the amount provided by the policy of insurance as a result of the event that would cause benefits to be payable hereunder.


                                    Article 6
                          Claims and Review Procedures

         6.1 Claims Procedure. The Company shall notify any person or entity that makes a claim against the Agreement (the "Claimant") in writing, within ninety (90) days of Claimant's written application for benefits, of Claimant's eligibility or ineligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect Claimant's claim and a description of why it is needed, and (4) an explanation of the Agreement's claim review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

         6.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that Claimant is entitled to greater or different benefits, the

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Claimant  shall have the  opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle Claimant to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present Claimant's position to the Company orally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

         6.3 Claims for Benefits Conditioned on the Payment Insurance. Should the Executive or the Executive's beneficiary be denied a benefit hereunder due to operation of paragraph 5.4 hereof based upon refusal of an insurance company to make payment under a policy owned and benefiting the Company, the Company will either allow the Executive or the Executive's beneficiary to join in any claim or action commenced by the Company under the Policy or take such action as may be required that would permit the Executive or the Executive's beneficiary to contest the refusal of the Insurance Company to make payment.


                                    Article 7
                           Amendments and Termination

         This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.


                                    Article 8
                                  Miscellaneous

         8.1 Binding  Effect.  This  Agreement  shall bind the Executive and the
Company,   and   their   beneficiaries,    survivors,   executors,   successors,
administrators and transferees.

         8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

         8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.


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         8.4 Reorganization.  The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor company.

         8.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

         8.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

         8.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

         8.8 Recovery of Estate Taxes. If the Executive's gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Executive's estate, then the Executive's estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by the Executive's estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Executive's gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Company for a lump sum payment in an amount not to exceed the beneficiary's liability hereunder.

         8.9 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

         8.10 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

                  8.10.1   Interpreting the provisions of the Agreement;

                  8.10.2 Establishing and revising the method of accounting for the Agreement;

                  8.10.3 Maintaining a record of benefit payments; and

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                  8.10.4  Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

         8.11 Designated Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

         IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement.

EXECUTIVE:                             CORPORATION:

                                       FIDELITY BANCORP, INC.


/s/Michael A. Mooney                   By /s/William L. Windisch
--------------------                      ----------------------
Michael A. Mooney                      Title President



                                       COMPANY:

                                       FIDELITY BANK PaSB



                                       By /s/William L. Windisch
                                          ----------------------
                                       Title President

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